______________________________

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               July 15, 1997
                      ______________________________

TO OUR STOCKHOLDERS:

      Notice is hereby given that the Annual Meeting of Stockholders of NPC International, Inc. (the "Company") will be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas, on Tuesday, July 15, 1997, at 10:00 a.m., Central Time, to consider and take action with respect to the following:

       1.      To  elect  two directors to serve a three-year  term
         and until their successors are elected and qualified; and
       2.      To transact such other business as may properly come
         before the meeting or any adjournment of the meeting.

      Only Stockholders of record at the close of business on May 27, 1997, will be entitled to notice and to vote at the meeting or any adjournment or postponement thereof . The annual report to Stockholders for the year ended March 25, 1997, is enclosed herewith. A complete list of Stockholders entitled to notice of and to vote at the meeting will be available and open to the examination of any Stockholder for any purpose germane to the meeting during ordinary business hours on and after July 3, 1997, at the office of the Company, 720 W. 20th Street, Pittsburg, Kansas 66762.

      All Stockholders are cordially invited to attend the meeting. For the convenience of those Stockholders who do not expect to attend the meeting in person and desire to have their stock voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any Stockholder who later finds he or she can be present at the meeting, or for any other reason desires to do so, may revoke this proxy if done so in writing to the Secretary of the Company at any time before it is voted.

      Please complete, sign, date and mail promptly the proxy card in the return envelope furnished for that purpose, even if you currently plan to attend the meeting.

                              By Order of the Board of Directors,




                              David G. Short
                              Secretary
Pittsburg, Kansas
June 6, 1997
                          NPC INTERNATIONAL, INC.
                            720 W. 20TH STREET
                          PITTSBURG, KANSAS 66762

                              PROXY STATEMENT
    FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 1997


      This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of NPC International, Inc. (the "Company"), to be voted at its Annual Meeting of Stockholders to be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas at 10:00 a.m. Central Time on Tuesday, July 15, 1997. The mailing address of the principal executive office of the Company is 720 West 20th Street, Pittsburg, Kansas 66762. The individuals named as proxies are O. Gene Bicknell and James K. Schwartz. Proxies may be solicited by use of the mails, by personal interview, or by telephone and may be solicited by officers and directors and by other employees of the Company. Brokers, nominees, fiduciaries, and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their appropriate expenses in forwarding such material. All costs of solicitation of proxies will be borne by the Company.

      Only stockholders of record of the Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on May 27, 1997, are entitled to vote on the issues presented for a vote at the meeting or any adjournment or postponement thereof. At the close of business on May 27, 1997, the record date for the determination of Stockholders entitled to vote at the Annual Meeting, there were 24,646,272 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Stockholder action at the meeting. All shares of Common Stock have cumulative voting rights in the election of directors, and there are no conditions precedent to the exercise of those rights. Cumulative voting means a Stockholder is entitled to cast a total number of votes equal to the number of his shares multiplied by the number of directors to be elected at the meeting and can cast them all for one nominee or can divide them among as many nominees as he or she chooses. A holder of Common Stock may divide his or her cumulative votes among the nominees by marking the proxy card according to instructions on the card. If a Stockholder does not allocate his or her votes, then such Stockholder's cumulative votes will be allocated equally among the nominees for whom authority to vote is granted. An affirmative vote of the majority of the outstanding shares of Common Stock present at the meeting in person or by proxy is required for the approval of any other matter properly brought before this meeting.

      All shares of Common Stock represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted FOR the election of the Directors named as nominees in this Proxy Statement. A holder of Common Stock giving a proxy has the power to revoke it any time before it is voted by notifying the Secretary of the Company in writing, by submitting a substitute proxy having a later date or by voting in person at the meeting. Votes submitted as abstentions on any proposal will be counted as present for purposes of establishing a quorum, but unvoted for purposes of determining the approval of any matter submitted to the Stockholders for a vote. Broker "non-votes" will count as present for quorum purposes but will not count for or against any proposal. A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

      AS OF THE ANNUAL MEETING RECORD DATE, MR. O. GENE BICKNELL, THE CHIEF EXECUTIVE OFFICER AND THE CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY, BENEFICIALLY HELD 14,757,327 SHARES CONSTITUTING APPROXIMATELY 62.5% OF THE COMMON STOCK. MR. BICKNELL HAS INFORMED THE COMPANY THAT HE INTENDS TO VOTE ALL SUCH SHARES FOR THE ELECTION OF DIRECTORS NAMED AS NOMINEES IN THIS PROXY STATEMENT. IF HE VOTES SUCH SHARES ACCORDINGLY, THEN SUCH ELECTION WILL BE APPROVED REGARDLESS OF HOW ANY OTHER HOLDER OF SHARES VOTES WITH RESPECT TO THE PROPOSAL.

This Proxy Statement and the form of proxy are first being mailed to Stockholders on or around June 6, 1997.


      ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND RETURN THE FORM OF PROXY SENT TO THEM WITH THIS PROXY STATEMENT.

                            PROPOSAL NUMBER ONE
                         ELECTION OF TWO DIRECTORS

      The Board of Directors of the Company is comprised of six directors divided into three classes. At each annual meeting of Stockholders, members of one of the classes, on a rotating basis, are elected for three year terms. The two persons designated by the Board of Directors as nominees for election at this meeting to serve a three year term expiring in 2000 and until their successors are elected and qualified are Fran D. Jabara and Robert E. Cressler, both current members of the Board. Each of the nominees has indicated a willingness and ability to continue to serve as a director. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. Shares of Common Stock represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for any individual director or for all directors will be voted (unless one or both nominees are unable or unwilling to serve) for the election of the nominees named above. Each director requires an affirmative vote of a plurality of the votes cast by the stockholders present at the meeting in person or by proxy to be elected to the Board of Directors. Mr. Bicknell has informed the Company that he intends to vote his shares of Common Stock FOR the election of the nominees named above. If his shares are voted in this manner, the vote required for election of the nominees listed above will be achieved, regardless of how other shares of Common Stock are voted. The names of the directors and nominees, their ages, the years in which their terms of office will expire, their principal occupations during at least the past five years, other directorships held and certain other biographical information are set forth below.

      The Board of Directors recommends that you vote FOR the election of Fran D. Jabara and Robert E. Cressler.

Nominees for Directors to Serve a Three-Year Term to Expire in 2000:

     FRAN D. JABARA, Age 72, President of Jabara Ventures Group.
     Mr. Jabara was elected a director of the Company in May 1984. He is currently President of Jabara Ventures Group, a venture capital firm. From September 1949 to August 1989 he was a distinguished professor of business at Wichita State University, Wichita, Kansas. He is also a director of Commerce Bank, Wichita, Kansas and Midwest Grain Products, Inc.

     ROBERT E. CRESSLER, Age 58, Partner in FRAC Enterprises.
     Mr. Cressler was first elected a director of the Company in April 1985. He has been for more than the past five years a partner in FRAC Enterprises, which previously operated Pizza Hut restaurants and continues to operate other businesses, including Nutri/Systems franchises.


Continuing Directors - Not Standing for Election This Year

Directors with Terms Expiring in 1998:

     O. GENE BICKNELL, Age 64, Chairman of the Board of the Company.
     Mr. Bicknell has been Chairman of the Board of Directors of the Company and its predecessors since 1962. Mr. Bicknell re-assumed the position of Chief Executive Officer, a position he held from 1962 to 1992, on January 31, 1995.

     MARY M. POLFER, Age 52, Management Consultant, Ms. Polfer served as Vice President of Administration, for the Public Service Company of Oklahoma, a subsidiary of Central and South West Corporation, from December, 1990, first as Vice President Finance and, from November 1993, as Vice President of Administration, through July, 1996. Prior to that, Ms. Polfer was Director of Corporate Projects with Farmland Industries, Inc.

Directors with Terms Expiring in 1999:

     JAMES K. SCHWARTZ, Age 35, President and Chief Operating Officer.
     Mr. Schwartz was promoted to President and Chief Operating Officer from Executive Vice President and Chief Operating Officer In January, 1995. He also held the positions of Vice President Accounting and Administration, Vice President Finance, Treasurer and Chief Financial Officer within the organization, in the past five years.


     WILLIAM A. FREEMAN, Age 53, Management Consultant.
     Mr. Freeman has been self employed as a management consultant since retiring from Zurn Industries, Inc. in 1995. Mr. Freeman's consulting clients include, among others, certain entities privately held by Mr. Bicknell. Mr. Freeman was President of Zurn Industries, Inc., a manufacturing and construction company from May 1991 through September 1995. During his tenure at Zurn Industries, Inc., Mr. Freeman also held the positions of Chief Financial Officer and Sr. Vice President from May 1986 through May 1991 and divisional management positions from January 1973 through April 1986.


             MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      The Board of Directors met five times during the fiscal year ended March 25, 1997. The Company's standing Stock Option and Compensation Committee met once and the Company's standing Audit Committee met twice during the last fiscal year. The Company does not have a Nominating Committee. The normal duties of such a committee are carried out by the entire Board of Directors. During the last fiscal year, none of the Company's Directors attended fewer than 75% of the meetings of the Board of Directors or any committee of which he or she was a member.

      AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Jabara and Cressler and Ms. Polfer. The Audit Committee recommends to the Board of Directors the independent auditors that will conduct the annual audit of the Company, and also reviews the Company's accounting practices and control systems and reviews the qualifications and performance of the proposed independent auditors.

      STOCK OPTION AND COMPENSATION COMMITTEE. The Stock Option and Compensation Committee is comprised of Messrs. Jabara and Cressler and Ms. Polfer. The Committee reviews and recommends to the Board of Directors the levels, amounts, and types of compensation to be paid to executive officers and directors of the Company. The Committee also determines the number of options to be granted to the Company's executive management and receives and reviews executive management's recommendations regarding options to be granted to all other Company employees.

                           DIRECTOR COMPENSATION

      Non-employee Directors are paid a fee of $750 for each Board meeting attended and $1,000 per month as additional Director's compensation. Directors who are also employees of the Company do not receive any additional compensation solely for serving as directors of the Company.


            STOCK OPTION AND COMPENSATION COMMITTEE INTERLOCKS
                         AND INSIDER PARTICIPATION

      The Stock Option and Compensation Committee is currently comprised of three non-employee Directors, Messrs. Jabara and Cressler and Ms. Polfer. Mr. Jabara chairs the Committee. Messrs. Jabara, Cressler , and Freeman, and Ms. Polfer have never been employed by the Company. Mr. Freeman performs consulting services for two entities owned by Mr. Bicknell but no services, other than as a Director are provided to, or paid for by the
Company. The Company currently leases a property from Mr. Bicknell. See the section titled "Transactions with Management" for additional information on this lease. Management believes the lease rate is at least as favorable as could be obtained from unrelated parties.

               BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDER
                      AND OF DIRECTORS AND MANAGEMENT

      The following table sets forth, as of May 20, 1997, certain information as to the number of shares of common stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of its outstanding shares, by all directors and nominees, by the Named Executive Officers (as defined under the caption "Executive Compensation") and by the directors and executive officers as a group.
                              Amount and Nature of
  Name, and Title        Beneficial Ownership (1)       Percent of Class
  Of Beneficial Owner

  O. Gene Bicknell (2)
     Chairman, Chief Executive
     Officer and Director               15,407,327                  62.5%

  James K. Schwartz
     President and Chief Operating         106,250                   *
     Officer, Director

  Troy D. Cook                              30,000                   *
     Vice President, Finance and
     Chief Financial Officer

  Marty D. Couk
     Senior Vice President
     Pizza Hut Operations                   45,806                   *

  Robert B. Page
     President, Romacorp, Inc.              67,500                   *

  Robert E. Cressler, Director                ----                   *

  Fran D. Jabara, Director                   3,998                   *

  Mary M. Polfer, Director                    ----                   *

  William A. Freeman, Director                 400                   *

  All executive officers and
  directors as a group                  15,661,281                  63.6%

     (1) Includes options for 906,250 shares of Common Stock which could be exercised within 60 days. Does not include options held which are not exercisable within 60 days.
     (2) Includes 45,000 shares of Common Stock owned by Pitt Plastics, Inc., a corporation controlled by Mr. Bicknell, and 9,600 shares of Common Stock owned by Mr. Bicknell's spouse. The address for Mr. Bicknell is 720 W. 20th Street, Pittsburg, Kansas, 66762.

     * Less than 1% ownership.
          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers, and persons owning more that ten percent of a registered class of the Company's
securities  to  file  with  the  United  States  Securities  and   Exchange
Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater-than-ten-percent Stockholders are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all Section 16(a) forms that they file.
     To the Company's knowledge, based solely on its review of copies of reports furnished to the Company and written representations that no other reports were required, the Company is required to report that Mr. Bicknell was late reporting a February 1997 sale of stock. All forms have been subsequently filed and all requirements are believed to be satisfied.
                          EXECUTIVE COMPENSATION
      The following table summarizes, for each of the three fiscal years ended March 25, 1997, March 26, 1996, and March 28, 1995, the compensation awarded to, earned by, or paid to (i) the Chief Executive Officer (the "CEO") of the Company as of March 25, 1997, and (ii) each of the four most highly compensated executive officers (other than the CEO) who served as executive officers of the Company or its subsidiaries as of March 25, 1997, whose annual compensation exceeded $100,000 for the fiscal year ended March 25, 1997, and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the fiscal year ((i), (ii) and (iii) collectively, the "Named Executive Officers"). The Company does not currently award stock appreciation rights, restricted stock and other long term incentives (other than stock options) under its executive compensation program.
                        Summary Compensation Table
                                                     Long Term
                                                  Compensation
                                                         Award
  Name and                                          Securities    All Other
  Principal             Fiscal    Annual CompensationUnderlyingCompensation
  Position            Year (1)    Salary       Bonus   Options          (2)

  O. Gene Bicknell
  Chairman of the         1997  $350,000    $100,000      ----      $12,778
  Board and Chief        1996    300,000     120,000      ----       11,990
  Executive Officer (3)  1995    300,000      75,000      ----       11,975

  James K. Schwartz (4)   1997   200,000      85,000    50,000       10,240
  President and           1996   185,000      77,000    25,000       13,080
  Chief Operating Officer 1995   130,750      18,250   100,000        4,049

  Troy D. Cook            1997   130,000      40,000    30,000        5,567
  Vice President Finance  1996   120,000      28,500    20,000        9,048
  Chief Financial Officer 1995    15,230        ----    50,000         ----
  Marty D. Couk           1997   126,000      20,604      ----        4,812
  Senior Vice President-  1996   119,347      62,622    20,000        4,719
  Pizza Hut Operations    1995   103,000      33,049    50,000        5,105
  Robert B. Page          1997   140,000      51,250    30,000        4,812
  President,              1996   126,000      62,500    20,000        4,842
  Romacorp, Inc.          1995   115,384      16,500    50,000        3,680

     (1) For the fiscal year ended on the last Tuesday in March for the year noted.
     (2) Fiscal 1997 figures consist of the Company's calendar 1996 profit sharing plan contributions, the cost of group term life insurance and accidental death benefits and, in the case of Mr. Bicknell, the economic benefit derived from split-dollar life insurance policies paid for by Company (see footnote 3), in the following amounts: Mr. Bicknell, $4,746 profit sharing, $702 group insurance, $7,330 split-dollar insurance; Mr. Schwartz, $4,746 profit sharing, $54 group insurance, $5,440 taxes; Mr. Cook, $54 group insurance, $5,513 taxes; Mr. Couk, $4,746 profit sharing, $66 group insurance; Mr. Page, $4,746 profit sharing, $66 group insurance; Mr. Short, $4,076 profit sharing, $450 group insurance.
     (3) The Company pays 100% of the premiums on split-dollar policies insuring the life of Mr. Bicknell. The policies state that the Company is entitled to be reimbursed all premiums it paid, without interest, from the proceeds with the residual to be paid to a named beneficiary. The Company receives a statement from the insurance company specifying the economic benefit derived by Mr. Bicknell under this arrangement, based upon the Company's rights under the policy. The benefit derived for each year is as follows: fiscal 1997, $7,330; fiscal 1996, $6,512; fiscal 1995, $6,707
     (4) Mr. Schwartz has a five year employment contract with the Company dated January 27, 1995. If Mr. Schwartz is terminated by the Company for any reason (other than for cause) the Company is required to pay Mr. Schwartz any accrued bonus and an amount equal to his then current base salary for one year and continuation for six months of any benefit plan available to him immediately prior to the termination of the contract. His base salary for the 1997 fiscal year is $200,000. If there is a change in control in the Company and his employment with the Company is terminated, Mr. Schwartz will continue to receive from the Company or a successor entity, as the case may be, his base salary as of the date of the contract for a period of one year.


                               STOCK OPTIONS

      The following two tables set forth information for the last completed fiscal year relating to (i) grants to and exercises by the Named Executive Officers of stock options pursuant to the Company's 1994 Non-Qualified Stock Option Plan (the "1994 Plan") and the Amended and Restated 1984 Non-Qualified Stock Option Plan (the "1984 Plan" or collectively the Company's "Stock Option Plans"), and (ii) holdings at March 25, 1997, by the Named
Executive Officers of unexercised options granted pursuant to the Stock Option Plans. The Company currently does not award stock appreciation rights under its executive compensation program.

           Option Grants in the Fiscal Year Ended March 25, 1997

                                                       Potential Realizable
                                                           Value at Assumed
                             % of Total                        Annual Rates
                                 Options                     of Stock Price
                  Number of   Granted to  Exercise             Appreciation
                    Options    Employees   or Base  Expi-        for Option
                    Granted    in Fiscal     Price ration          Term (2)
  Name                  (1)        Year     ($/Sh)   Date      5%       10%

  O. Gene Bicknell     ----    ----    ----     ----         ----      ----
  James K. Schwartz  50,000    21.85%    $8.25  12/31/06  $88,896  $191,441
  Troy D. Cook       30,000    13.11      8.25  12/31/06   53,338   114,865
  Marty D. Couk        ----    ----    ----     ----         ----      ----
  Robert B. Page     30,000    13.11      8.25  12/31/06   53,338   114,865
     (1) Options are generally exercisable beginning 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. All options were granted at the market price or higher on the date of grant and expire ten years from such date, subject to earlier termination in certain events related to termination of employment. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
     (2) The values presented in these two columns are based on assumed stock price appreciation rates. The potential realizable dollar value of a grant is the product of (a) the difference between: (i) the product of the per share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option); and (ii) the per share exercise price of the option; and (b) the number of securities underlying the grant at the fiscal year end. THESE ASSUMED APPRECIATION RATES ARE NOT DERIVED FROM THE HISTORIC OR PROJECTED PRICES OF THE COMPANY'S STOCK OR RESULTS OF OPERATIONS OR
     FINANCIAL CONDITION AND THEY SHOULD NOT BE VIEWED AS A PREDICTION OF POSSIBLE PRICES FOR THE COMPANY'S STOCK IN THE FUTURE.

 Aggregated Option Exercises in Fiscal 1997 and Option Value at March 25,
                                   1997

                                                                   Value of
                                              Number of         Unexercised
                                            Unexercised        In-the-Money
                        Shares               Options at          Options at
                      Acquired           March 25, 1997      March 25, 1997
                            on  Value      Exercisable/        Exercisable/
  Name                Exercise  Realized  Unexercisable       Unexercisable
                                (1)                                     (2)

  O. Gene Bicknell         -0-  -0-   650,000 /   -0-  $1,377,500 /    -0-

  James K. Schwartz        -0-  -0-   106,250 /93,750     553,438 / 329,688

  Troy D. Cook             -0-  -0-    30,000 /70,000     146,875 / 255,625

  Marty D. Couk            -0-  -0-    45,000 /40,000     216,458 / 184,375

  Robert B. Page           -0-  -0-    67,500 /70,000     272,813 / 255,625


(1) No options were exercised.
(2) The closing price of the Common Stock on the NASDAQ National Market on March 25, 1997 was $10 5/8 per share. Value is calculated by determing the difference between the option exercise price and $10 5/8 multiplied by the number of shares of Commons Stock underlying the options.


           REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE
                         ON EXECUTIVE COMPENSATION

      The compensation for the Company's Chief Executive Officer and its other executives is administered by the Stock Option and Compensation Committee. Following review and approval by the Stock Option and Compensation Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval and ratification. In fiscal 1997, the Board of Directors, with Messrs. Bicknell and Schwartz abstaining with respect to their own compensation, approved all recommendations of the Stock Option and Compensation Committee.

      Executive compensation is comprised of three primary components: a base salary, a non-guaranteed performance bonus and stock option grants. The first two are based generally upon short-term performance, with the latter offered as a long-term incentive to the executive. The Company does not offer any deferred compensation plan to its employees.

      In fiscal 1997, the Committee reviewed surveys published by Technomic Information Services to obtain competitive compensation levels for companies similar in size and nature (i.e., those with multiple restaurants "concepts," of which the Company had two in Pizza Hut and Tony Roma's restaurants). The Committee seeks to establish base rates believed to be competitive so that the Company is able to attract and retain qualified and experienced executives. Base salaries are reviewed annually taking into account competitive salaries in the industry and the relative performance of the individual and Company during the previous fiscal year. Compensation surveys reviewed by the Committee include many of the peer companies reflected in the following Performance Graph; both the surveys and the graph are based upon the same standard industrial code as that of the Company.

      Annual bonuses, if granted, are based primarily upon the individual executive's contribution to the Company. Bonuses are determined by the Stock Option and Compensation Committee and then proposed to the full Board of Directors for ratification and approval, with tentative installments paid quarterly. Because the relative performance and contribution of an executive may not perfectly coincide with earnings reported in the respective fiscal year, bonuses may not correlate directly with a particular division's or company-wide earnings results.

      Executives participate in the NPC International, Inc. Profit Sharing Plan (the "Profit Sharing Plan") along with store management and certain corporate staff, to the extent they meet the requirements for the Profit Sharing Plan. To qualify for the Profit Sharing Plan, an employee generally must have two years of service, be 21 years of age or older and be employed on the last day of the plan year. The Board of Directors determines the overall contribution to the Profit Sharing Plan for each division, and executives who participate in the Profit Sharing Plan receive a pro-rata share of that contribution. A participant's share of the annual Profit Sharing Plan contribution generally is computed to be the proportion of his/her salary (as adjusted to meet ERISA requirements) relative to the combined salaries of all participants in the Profit Sharing Plan. Five executives named in the Summary Compensation Table participated in the Profit Sharing Plan.

      The Company utilizes long-term awards in the form of stock options to strengthen the link between executive pay and overall Stockholder return. Stock options have been periodically issued pursuant to the Stock Option Plans and are an integral part of executive officer compensation. The Stock Option and Compensation Committee believes such options will align the interests of the Company's executives with those of its Stockholders. The Company continued the use of stock options in fiscal 1997 to focus the executives on long-term decisions which it believes will enhance the value of the Company's stock, thereby building Stockholder value. The Committee believes that Company performance is reflected over time in the price of the Company's stock and that improving the stock price benefits the Stockholders collectively in addition to the individual executive.

      The Stock Option and Compensation Committee does not impose strict formulas or compare results to specific pre-set performance targets in determining overall compensation for executive officers. Factors considered by the Stock Option and Compensation Committee in determining current performance and the related compensation for the Company's executive officers for the 1997 fiscal year include (i) the achievement of minimum performance standards (generally prior year operating performance, adjusted for those factors in the current or prior year which are outside the control of the individual being considered), (ii) current year earnings performance in relation to performance of the Company's competitors, (iii) overall Stockholder return (in the form of stock price appreciation), (iv) the organizational level at which the executive functions, (v) the individual executive's success in performing the requisite duties and responsibilities of his or her office, and (vi) compensation levels for executives at companies which are similar in size and complexity to the Company.

      While some or all of these factors are considered in judging the performance of each executive, certain of the factors may have more or less relevance in determining a specific individual's performance and resulting pay. Particular factors may be considered more relevant to, and weigh more heavily in determination of compensation for, the executive who exercises operating control over a division or subsidiary than for an executive who performs a general function.

Chief Executive Officer Compensation

      The Stock Option and Compensation Committee utilizes the same factors in determining the compensation of its Chief Executive Officer as it does for all executives of the Company. Although there are specific discussions regarding overall company performance and the Chief Executive Officer's contribution in achieving those results, there is no unique criterion applied to the Chief Executive Officer that is not also applied to other key executives of the Company, as outlined above. Mr. Bicknell does not participate in the discussion or vote when deliberations regarding his salary are before the Board of Directors, of which he is a member.


     In determining Mr. Bicknell's bonus in the current and prior year, the Committee considered the amount of time he spent on activities which were unrelated to the Company over the course of each fiscal year.

Compensation Committee Members

Fran D. Jabara
Robert E. Cressler
Mary M. Polfer


                       COMPARATIVE PERFORMANCE GRAPH

      Below is a graph comparing the total return on an indexed basis of a $100 investment in (i) the Company's Common Stock, (ii) a peer group of the Company and (iii) the overall broad equity market in which the Company participated. Management considers the Company's peer group to be all publicly-held companies with a primary Standard Industrial Code between 5800 and 5899 (Eating and Drinking Establishments) in existence during the reporting period. The broad equity market index consists of all NASDAQ companies. All indices are based upon total return, weighted for market capitalization and with dividends reinvested; they are published by and available through the University of Chicago's Center for Research in Security Prices. The historical stock price performance shown on this graph is not indicative of future price performance.




                       TRANSACTIONS WITH MANAGEMENT

      During the fiscal year ended March 25, 1997, the Company leased one property from Mr. Bicknell. The Company paid a total of $11,038 to Mr.
Bicknell as rent for this property in the fiscal year ended March 25, 1997. The Company continues to rent this property from Mr. Bicknell, subject to normal lease terms set to expire no later than May 1998, at a monthly rent of $800 per month. Management believes this lease is at least as favorable as could be obtained from unrelated parties.


                      INDEPENDENT PUBLIC ACCOUNTANTS

                The Audit Committee recommended and the Board of Directors approved the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ended March 25, 1997. Ernst and Young LLP examined the financial statements of the Company for the most recent completed fiscal year. A representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. The Audit Committee has not made a recommendation with respect to Ernst & Young LLP for the fiscal 1998 year because meetings regarding such services have not yet occurred. There have been no changes in, or disagreements with, the Company's independent accountants on accounting or financial disclosure matters.


                         PROPOSALS OF STOCKHOLDERS

      Proposals of Stockholders of the Company intended to be presented at the Annual Meeting of Stockholders to be held in 1998 must be received at the principal executive offices of the Company by the Board of Directors for inclusion in the proxy statement and form of proxy relating to that meeting no later than February 3, 1998. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary of the Company.


                               MISCELLANEOUS

      No business other than that described herein is expected by the Board of Directors to come before this meeting, but should any other matters requiring the vote of Stockholders arise, the proxy holders will vote thereon according to their best judgment.


                           AVAILABLE INFORMATION

     A copy of the Company's 1997 Annual Report to Stockholders accompanies this proxy. Additional copies of the Company's Annual Report to Stockholders and copies of the Company's Annual Report on Form 10-K for the year ended March 25, 1997 are available without charge upon request. Requests should be addressed to the Chief Financial Officer, NPC International, Inc., 720 W. 20th Street, Pittsburg, KS 66762.


                                        By Order of the Board of Directors





                                        David G. Short
                                        Secretary
Pittsburg, Kansas
June 6, 1997